PRESS RELEASE


Lawrence Financial Holdings, Inc. Announces Fourth Quarter 2004 Results Tuesday, January 25, 9:57 am ET

         Ironton, Ohio--(BUSINESS WIRE)--Jan. 25, 2005--Lawrence Financial Holdings, Inc. (OTCBB:LWFH) today reported a loss of ($1.24) per share, basic and diluted, for the fourth quarter ended December 31, 2004 compared to basic earnings per share of $0.22 and diluted earnings per share of $0.21 for the fourth quarter of 2003. For the twelve months ending December 31, 2004 the Company is reporting basic and diluted losses per share of ($5.66) compared to $0.78 and $0.76 per share (basic and diluted) for the same period in 2003. The net loss for the fourth quarter of 2004 was ($760,000), a decrease of $893,000 when compared to fourth quarter of 2003. During the fiscal year 2004 the net loss was ($3,444,000), a decrease of $3,921,000 when compared to the fiscal year 2003.

         The loss for 2004 reflected $4.4 million in third quarter 2004 write-downs related to the loss from the sale of indirect mobile home ("IDMH") loan portfolio; $0.8 million in charges related to the termination of employment agreements; $0.2 million in charges related to the termination of retirement agreements with the Board of Directors; and $0.2 million in other merger related expenses. The $1.2 million in termination charges and other merger related expenses were incurred by the Company in the fourth quarter of 2004. Through fiscal year 2004 the Company has incurred write-downs and charges totaling $5.6 million in pre-tax dollars related to the October 12, 2004 Agreement and Plan of Merger between Lawrence Financial and Oak Hill Financial, Inc., Jackson, Ohio (Nasdaq NMS:OAKF).

         Lawrence Financial is reporting losses of ($1.24) per share, basic and diluted, for the fourth quarter ended December 31, 2004 compared to basic earnings per share of $0.22 and diluted earnings per share of $0.21 for the fourth quarter of 2003. For the twelve months ending December 31, 2004 the Company is reporting basic and diluted losses per share of ($5.66) compared to $0.78 and $0.76 per share (basic and diluted) for the same period in 2003. The net loss for the fourth quarter of 2004 was ($760,000), a decrease of $893,000 when compared to fourth quarter of 2003. During the fiscal year 2004 the net loss was ($3,444,000), a decrease of $3,921,000 when compared to the fiscal year 2003.

         During the fourth quarter of 2004, the Company experienced net charge-offs to the allowance for loan losses ("ALL") of approximately $163,000 compared to $349,000 in the third quarter, $186,000 in the second quarter and $200,000 in the first quarter of 2004. At December 31, 2004, the Company had a ratio of ALL to gross loans of 0.94% compared to 1.24% at the end of 2003 and 1.10% at September 30, 2004. The Company expensed $50,000 in provision for loan losses during the fourth quarter of 2004 and $590,000 during fiscal year 2004.

         Asset quality within our homogenous loan portfolios improved in the fourth quarter of 2004. Non-performing assets totaled $1.5 million at December 31, 2004, or 1.30% of total assets. Of this amount: $750,000 million were loans classified as substandard or 90 days or more past due and still accruing ("Accr") interest; $579,000 were loans in a non-accrual ("N-Acr") status; and the remaining balance of $215,000 is other real estate property owned ("OREO").


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         The following table provides a summary of non-performing asset balances for the current quarter and the prior four quarters:

    ------------------------------------------------------------------------------------------------------
                              NPA                   Accr                   N-Accr                 OREO
     Quarter        NPA        %         Accr         %         N-Accr       %          OREO        %
      Ended         $(a)     Assets      $(a)       Assets      $(a)       Assets       $(a)      Assets
    ------------------------------------------------------------------------------------------------------
    12/31/04      $1,544     1.30%     $  750       0.63%        $579       0.49%       $215       0.18%
    09/30/04       1,788     1.50%        989       0.83%         754       0.63%         45       0.04%
    06/30/04       2,210     1.77%      1,765       1.41%         370       0.30%         75       0.06%
    03/31/04       2,326     1.86%      1,860       1.49%         391       0.31%         75       0.06%
    12/31/03       2,066     1.63%      1,492       1.18%         340       0.27%        234       0.19%

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 (a) All dollar values are shown in thousands.

         At December 31, 2004 our NPA total included a commercial real estate loan with a balance of $554,000. The Company has a first priority lien on the real estate which secures this loan and we have the personal guarantees of the borrowers. In January, 2005 the borrower made a $73,000 reduction to the outstanding principal of this loan and paid the loan current through March, 2005. The Company considers this loan to be "Substandard" and continues to maintain a specific reserve based on a history of delinquency with this credit. In addition to this one loan there are four other loans, which total $362,000, where the Company holds first priority liens on the real estate. The Company has no cause to anticipate a loss resulting from the sale of these four properties.

         Lawrence Financial reported a loss for the fourth quarter and the twelve months ended December 31, 2004, of ($760,000) and ($3,444,000), respectively, compared to net income of $133,000 and $477,000, respectively, for the same periods in 2003. Net interest income was $1.0 million for the three months ended December 31, 2004, and $4.4 million for fiscal year 2004 reflecting decrease of $204,000 when compared to the fourth quarter of 2003 and a decrease of $578,000 when compared to fiscal year 2003. Net interest margin for the fourth quarter of 2004 averaged 3.43% compared to 4.03% for the same period in 2003. Through the twelve months ending December 31, 2004 net interest margin averaged 3.83% compared to 4.06% for the same period in 2003. For the year ended December 31, 2004, the average yield on earning assets was 5.45%, a decrease of 52 basis points when compared to the same period in 2003. The reduction in the yield on earning assets was partially offset by a reduction in the average cost of funding for earning assets which was 1.62% for the twelve months ended December 31, 2004, a decrease of 29 basis points when compared to the same period in 2003. This reduction in cost was generated by changes in both the mix of, and the rate paid for, interest bearing deposits. The Company had no borrowed funds during the quarter.

         Non-interest income decreased ($4,711,000) for the year ended December 31, 2004 as compared to the same period in 2003. In 2004 the Company recognized $222,000 in non-interest income in the first quarter, $155,000 in the second quarter, a loss of ($4,276,000) in the third quarter, and $117,000 on non-interest income in the fourth quarter of 2004. During fiscal year 2004, the Company recognized $75,000 in gains from the sale of securities, a loss of ($4,435,000) from the charge related to the Company's sale of the indirect mobile home loan portfolio and a loss of ($17,000) from the sale of other assets.


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         Non-interest expense increased $872,000, or 20%, for the year ended
December 31, 2004, as compared to the same period in 2003. The Company experienced an $8,000 decrease in salaries, wages and benefits paid during fiscal year 2004 compared to the same period in 2003, which reflects : increased salaries and wages of $38,000 due to the creation of the operation and proof areas within the Company's banking subsidiary and medical insurance costs decreased by $15,000, or 10%. During the twelve months ended December 31, 2004 data processing expenses decreased $249,000, or 40%, when compared to the same period in 2003, with $78,000 of the decrease directly related to costs incurred in 2003 as the Company prepared for the July, 2003 conversion to a new data processing provider. In the fourth quarter the Company incurred $1.2 million in termination charges and other merger expenses related to the October 12, 2004 Agreement and Plan of Merger between Lawrence Financial and Oak Hill Financial. Within the $1.2 million total: $813,000 were charges taken by the Company involving the termination of existing employment agreements with executive officers; $175,000 were charges taken by the Company related to the termination of existing retirement agreements with independent members of the Board of Directors; and $199,000 were charges to-date for legal and investment banker services related to the pending merger.

         Provision for loan losses was $590,000, a decrease of $325,000, or 36%, for the twelve month period ending December 31, 2004 when compared to the same period in 2003. At December 31, 2004, the Company's allowance for loan losses as a percentage of gross loans outstanding decreased by 30 basis points, from 1.24% to 0.94%, when compared to totals at December 31, 2003. Management considers the Company to be adequately reserved and will assess the need for additional provision on a monthly basis.

         Stockholders' equity at December 31, 2004, was $10.5 million, or 9.0% of total assets. This balance is a decrease of ($3,491,000) when compared to stockholder's equity at December 31, 2003. The change in stockholder's equity reflects: a ($2,822,000) decrease to current earnings from the charge related to the Company's sale of the indirect mobile home loan portfolio; a ($652,000) decrease to current earnings involving the termination of existing employment agreements with executive officers; a ($131,000) decrease to current earnings from charges to-date for legal and investment banker services related to the pending merger; and a ($116,000) decrease to current retained earnings related to the termination of existing retirement agreements with independent members of the Board of Directors, all of which were offset in part by net income for the period. At December 31, 2004 book value per share was $16.20 compared to $21.55 at December 31, 2003.

         Lawrence Financial Holdings, Inc. is the holding company for Lawrence Federal Savings Bank, a federally chartered savings bank headquartered in Ironton, Ohio. Lawrence Federal operates a total of five full-service banking offices with locations in Ironton, Chesapeake, South Point, Rome and Wheelersburg in southeastern Ohio.


              This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.


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                              LAWRENCE FINANCIAL HOLDINGS, INC.
                             CONSOLIDATED FINANCIAL HIGHLIGHTS
                                         (UNAUDITED)
                         IN THOUSANDS, EXCEPT FOR PER-SHARE AMOUNTS


                                            Three Months Ended           Twelve Months Ended
                                                December 31,                 December 31,
                                              2004          2003           2004          2003
                                          ---------      ---------     ----------     --------
Operating Data:

Total interest income                     $  1,421       $  1,665      $   6,214      $  7,322
Total interest expense                         456            496          1,830         2,360
                                          --------       --------      ---------      --------

   Net interest income                         965          1,169         4,384          4,962
Provision for loan losses                       50            225           590            915
                                          --------       --------      ---------      --------
   Net interest income after
       provision for loan losses               915            944         3,794          4,047
Non-interest income                            145            192           577            738
Gain or (loss) on sale                         (28)            (4)       (4,360)           190
Non-interest expense                         2,206            976         5,298          4,366
                                          --------       --------      ---------      --------

    Income (loss) before taxes              (1,174)           156        (5,287)           609
Income taxes (benefit)                        (414)            23        (1,843)           132
   Net income (loss)                      $   (760)      $    133      $ (3,444)      $    477
                                          ========       ========      ========       ========

Per Common Share Data:
   Basic:
        Net Income (loss)                 $  (1.24)      $   0.22      $  (5.66)      $   0.78
        Avg Shares Outstanding             612,636        601,774       608,576        608,873
   Diluted:
        Net Income (loss)                 $  (1.24)      $   0.21      $  (5.66)      $   0.76
        Avg Shares Outstanding             612,636        625,099       608,576        627,790


Cash Dividends Per Common
   Share Declared:                        $   0.07       $   0.07      $   0.28       $   0.28

Return on Average Equity:                   (28.64)%         4.17%       (26.28)%         4.06%

Return on Average Assets:                    (2.53)%         0.45%        (2.78)%         0.45%

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                                LAWRENCE FINANCIAL HOLDINGS, INC.
                          CONSOLIDATED FINANCIAL HIGHLIGHTS - CONTINUED
                                           (UNAUDITED)
                                     IN THOUSANDS OF DOLLARS


Selected Financial Condition Data As Of:

                                               Current Year - 2004             Prior Year -  2003
                                            Dec 31             Sep 30                 Dec 31
                                        --------------      --------------         -----------
Total assets                             $ 119,160            $ 120,304             $ 125,462
Cash and cash equivalents                   13,375                6,029                10,643
Loans held for sale                             --                7,360                    --
Investment securities                       22,824               24,773                26,886
Gross loans receivable                      74,800               74,529                81,897
Allowance for loan losses                      707                  819                 1,014
Loans receivable, net                       74,093               73,710                80,883
Deposits                                   107,947              108,200               110,996
Federal Home Loan Bank advances                 --                   --                    --
Stockholders' equity                        10,534               11,292                 14,025

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---------------------------------
Contact:

         Lawrence Financial Holdings, Inc., Ironton
         Jack Blair or RobRoy Walters, (740) 532-0263
         Fax: (740) 532-1885